EXHIBIT 10.3

[NAME & ADDRESS]                [DATE]

Re:    Notice of Grant for Performance Unit Award [2018]

Dear _____________:

In accordance with the terms and conditions of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) and the attached Award Agreement, you have been granted a Performance Unit Award over a number of performance units (“PUs”) with a Target Value as set forth below. Capitalized terms not defined in this Notice of Grant are defined in the Plan or the Award Agreement. This document is the Notice of Grant referred to in the Award Agreement and is part of the Award Agreement.

Granted To:                    _____________
Grant Date:                    _____________
Performance Threshold Measurement Periods:    _____________ ending _____________
_____________ ending _____________
_____________ ending _____________
Performance Vesting Period:            _____________ ending _____________
Service Vesting Period:                _____________ ending _____________
Target Value:                    _____________

Subject to (1) the terms and conditions of the Plan, the Award Agreement and this Notice of Grant, (2) the Company’s achievement of the Capital and Liquidity Performance Thresholds specified below (the “Performance Thresholds”) during each Performance Threshold Measurement Period, (3) the Company’s achievement of the Performance Goals set forth below during the Performance Vesting Period and (4) your satisfaction of the Service Vesting Period requirement, you may be entitled to a cash payment equal to the value of the PUs based on a percentage of the Target Value as determined below. The maximum payment equals to _________% of the Target Value, with up to _________% of the cash payment at-risk of forfeiture based on the Company’s achievement of the Performance Thresholds.

Performance Thresholds: The value of the PUs to be paid under this Award will be based upon the Company’s performance relative to the following Performance Thresholds, as certified by the Committee:

(i)	Capital - Capital Action Decision Tree Status, as defined in the Capital Policy, must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii)	Liquidity - Risk for Primary Liquidity Level must remain at “Moderate” or better as established in the Market & Liquidity Risk Framework document.

Each of the Performance Thresholds stands alone in the determination of the at-risk portion of the Award. In order to be eligible to receive the cash payment determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the end of the Service Vesting Period, except as otherwise provided in the Award Agreement.

Performance Goals: In addition, the value of the PUs to be paid under this Award will be based upon the Company’s performance using the following performance criteria, as certified by the Committee:

(i)	Diluted EPS Growth - the Company’s growth in diluted earnings per common share from continuing operations (“Diluted EPS Growth”); and

(ii)
ROATCE - the Company’s return on average tangible common stockholders’ equity, which is defined as net income from continuing operations available to common shareholders divided by average tangible common shareholders’ equity, with average tangible common shareholders’ equity equal to average stockholders’ equity less the sum of (a) average intangible assets, net of their related average deferred tax liability and (b) average preferred stock (“ROATCE”).

EXHIBIT 10.3

Both Diluted EPS Growth and ROATCE will each be weighed _______% in determining the payout of the Award and will be measured on (1) an absolute basis and (2) a relative basis as compared to a peer group, in accordance with the matrices on the attached Schedule A (the “Performance Goals”).

For the purposes of calculating the Diluted EPS Growth, the 2017 base year EPS for Regions and all peers will be the reported 2017 EPS, adjusted for the adoption of the Tax Cuts and Jobs Act of 2017. ROATCE for the year ended December 31, 2020 will be adjusted by the cumulative effect adjustment to equity for the adoption of Accounting Standards Update (“ASU”) 2016-13: Measurement of Credit Losses on Financial Instruments (“CECL”) for both Regions and its peers.

Please sign one copy of this Notice of Grant and return it to Executive Compensation in the enclosed, pre-addressed interoffice envelope.

Signature                                Date

PLEASE KEEP A COPY FOR YOUR RECORDS

EXHIBIT 10.3

PERSONAL & CONFIDENTIAL

PERFORMANCE UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN
April 2, 2018

You have been granted an award of Performance Units (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Solium Shareworks, the online equity compensation management system used by Regions. If you would like paper copies of these documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant, or the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests, and the vesting conditions for your Award are set forth in the attached Notice of Grant. The number of Performance Units (“PUs”) referenced in the Notice of Grant is the target number of PUs subject to this grant. The value of PUs payable under this Award is contingent upon the extent to which the Performance Goals and the Performance Thresholds specified in the Notice of Grant are determined to be achieved. Except as otherwise specified herein, at the end of the Performance Vesting Period and the end of each Performance Threshold Measurement Period, the Committee will certify the level of achievement of the Performance Goals and the Performance Thresholds, as applicable, and determine the value of the PUs, if any, payable to you under this Award. In order to receive a payout of your PUs, you must be employed by Regions or one of its Subsidiaries through the end of the Service Vesting Period (except as otherwise provided below). On such date, you will receive a cash payment equal to the aggregate value of your PUs.

If, during the Service Vesting Period, prior to payment of the PUs, any of the following events occur, this Award will be treated as described below:

•
If your employment terminates due to your death, then as soon as practicable following your death, the Performance Vesting Period, the Performance Threshold Measurement Periods, the Service Vesting Period, and any other restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules, or regulations), and a cash amount equal to the Target Value will be paid to your estate.

•
If your employment terminates due to your Disability, then the Award will continue to vest in accordance with its terms and you will be entitled to receive a cash payment under the PUs, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals and the Performance Thresholds) had your employment continued through the payment date. In the event your employment terminates due to your Disability and your death occurs prior to the end of the Service Vesting Period, then as soon as practicable following your death, all restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules, or regulations), and a cash amount equal to the Target Value will be paid to your estate.

•
If any time on or after November 30th of the year during which the Award is granted, you terminate your employment due to retirement (on or after age 65 or on or after you attain age 55 with 10 years of continuous service), then this Award will continue to vest in accordance with its terms and you will be entitled to receive a cash payment under the PUs, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals and the Performance Thresholds) had your employment continued through the payment date.

•
If the Company terminates your employment without Cause but through no fault of your own (as determined in the Company’s sole discretion), this Award will continue to vest in accordance with its terms and you will be entitled to receive a cash payment under the PUs, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals and the Performance Thresholds) had your employment continued through the payment date, which amount will be pro-rated for the portion of the Service Vesting Period between the grant date and the date your employment terminated.

EXHIBIT 10.3

•
Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, the value of the PUs under the Award will be locked in at the Target Value and will vest and become payable in accordance with the service-based vesting conditions in the Notice of Grant, provided you are employed by the Company as of such payment date. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, such PUs will immediately vest and become payable to you.

•	If your employment terminates during the Service Vesting Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Notwithstanding anything herein to the contrary, if this Award (or any portion of this Award) is determined to be “deferred compensation” within the meaning of Section 409A of the Code and is payable on your termination of employment, then it will be paid only upon a “separation from service,” as defined in Section 409A of the Code, and if you are a “specified employee,” as defined in Section 409A of the Code, it will not be paid until six months after your “separation from service,” all in accordance with Section 409A of the Code.

Any amounts paid or payable under this Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the attached Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant, and the Plan, and you further acknowledge and agree as follows: (1)  this Award Agreement, the Notice of Grant, and the Plan set forth the entire agreement and understanding between you and Regions relating to the subject matter herein and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) you and Regions have made no agreements, representations, or warranties relating to the subject matter of this Award Agreement that are not set forth herein; (3) no provision of this Award Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is authorized by the Committee and is agreed to in writing by an authorized officer of Regions; and (4) this Award Agreement is binding upon Regions’ successors and assigns. You also acknowledge and agree that Regions, the Board, and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents this Award from vesting; and this Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee, or any officer, agent, or associate of Regions for any forfeiture of this Award that results from any such action or omission.

I congratulate you on your Award, and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

/s/ Grayson Hall

Grayson Hall
Chairman and Chief Executive Officer